Exhibit 4.2

STOCKHOLDERS AGREEMENT
by and among
ARCHIPELAGO LEARNING, INC.,
PROVIDENCE EQUITY PARTNERS V L.P.,
PROVIDENCE EQUITY PARTNERS V-A L.P.,
CAMERON CHALMERS,
DAVID MUZZO,
MHT-SI, L.P.,
and
JEANNE BODNAR
Dated as of November [ ], 2009

ii

     THIS STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of November [ ], 2009, is made by and among Providence Equity Partners V L.P. (“PEP V”), Providence Equity Partners V-A L.P. (“PEP V-A”, and together with PEP V, the “Providence Stockholders”), Cameron Chalmers and David Muzzo (each a “Founder Stockholder” and collectively, the “Founder Stockholders”), MHT-SI, L.P. (“MHT”) and Jeanne Bodnar (“Bodnar”, and together with the Providence Stockholders, the Founder Stockholders and MHT, the “Stockholders”), and Archipelago Learning, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Company is proposing to sell Common Stock (as defined below) to the public in an initial public offering (the “IPO”);
     WHEREAS, immediately after the completion of the Company’s IPO, it is expected that the Stockholders will own approximately [•]% of the outstanding Common Stock (or [•]% of the outstanding Common Stock if the underwriters exercise their option to purchase additional Common Stock from the Company); and
     WHEREAS, subject to the terms and conditions herein, the Stockholders and the Company desire to enter into this Agreement to provide for the management of the Company and to set forth certain rights and obligations of the Stockholders upon the consummation of the IPO.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
EFFECTIVENESS; DEFINITIONS
     Section 1.1. Effectiveness. This Agreement shall become effective simultaneous with, and subject to, the listing of Common Stock on The Nasdaq Stock Market in connection with the completion of the IPO. In no event shall this Agreement become effective prior to the listing of Common Stock on The Nasdaq Stock Market.
     Section 1.2. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” means (i) with respect to any Person, any other Person who directly or indirectly controls such first Person or is controlled by said Person or is under common control with said Person where “control” means power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise, or (ii) with respect to any individual, the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such Person, or the spouse thereof and any trust, limited liability company, limited partnership, private foundation or other estate planning vehicle for such Person or for the benefit of any of the foregoing or other Persons pursuant to the laws of descent and distribution.
     “Affiliated Director” means any director affiliated with the Providence Parties.
     “Affiliated Officer” means an officer of the Company affiliated with the Providence Parties.
     “Affiliated Party” has the meaning set forth in Section 5.3.
     “Agreement” has the meaning set forth in the preamble.
     “Bodnar” has the meaning set forth in the preamble.
     “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
     “Change of Control” means consummation of (a) any transaction or series of related transactions, whether or not the Company is a party thereto, in which, after giving effect to such transaction or transactions, shares of Common Stock representing in excess of fifty percent (50%) of the voting power of the Company are owned directly, or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) by Persons other than the Providence Parties (or their Permitted Transferees), or (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned Subsidiaries).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means shares of common stock of the Company, par value $0.001 per share.
     “Company” has the meaning set forth in the preamble.
     “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
     “Demand Notice” has the meaning set forth in Section 4.1(a).

     “Demand Registration” has the meaning set forth in Section 4.1(a).
     “Drag-Along Buyer” has the meaning set forth in Section 3.3(a).
     “Drag-Along Election” has the meaning set forth in Section 3.3(a).
     “Drag-Along Notice” has the meaning set forth in Section 3.3(a).
     “Drag-Along Stockholders” has the meaning set forth in Section 3.3(a).
     “Escrow Agent” has the meaning set forth in Section 3.3(e).
     “Excluded Registration” means (i) a registration on a Form S-4; (ii) a registration on a Form S-8; (iii) a registration relating to an SEC Rule 145 transaction; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
     “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     “Form S-2” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     “Form S-4” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     “Form S-8” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     “Founder Stockholders” has the meaning set forth in the preamble.
     “Governing Documents” means the amended and restated articles of incorporation of the Company, as amended or modified from time to time, and the amended and restated by-laws of the Company, as amended or modified from time to time.
     “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

     “Initial Post-IPO Share Ownership” means, with respect to the Providence Parties, [•] Common Stock, as adjusted pursuant to any stock splits, dividends, recapitalizations or other similar events.
     “Initiating Stockholders” means, collectively, Stockholders who properly initiate a registration request under this Agreement.
     “IPO” has the meaning set forth in the recitals.
     “IPO Date” means that date the Common Stock is first listed on The Nasdaq Stock Market.
     “MHT” has the meaning set forth in the preamble.
     “PEP V” has the meaning set forth in the preamble.
     “PEP V-A” has the meaning set forth in the preamble.
     “Permitted Transferee” means in the case of a Stockholder that is a natural person: (a) such Stockholder’s spouse, children (including legally adopted children and stepchildren), spouses of children, grandchildren, spouses of grandchildren, parents or siblings; (b) a trust for the benefit of the Stockholder and/or any of the Persons described in clause (a); (c) a corporation, limited partnership or limited liability company whose sole shareholders, partners or members, as the case may be, are the Stockholder and/or any of the Persons described in clause (a) or clause (b); or (d) any successor by death or divorce; provided, that in any of clauses (a), (b) (other than in the case of a Transfer of Common Stock to any such trust that is, as of the date of such Transfer, a Stockholder, or a Stockholder otherwise retains exclusive power to exercise all rights on behalf of such trust under this Agreement) or (c), the Stockholder transferring such Common Stock retains exclusive power to exercise all rights under this Agreement and retains a proxy to vote the Common Stock Transferred.
     “Person” means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.
     “Proposed Transfer” has the meaning set forth in Section 3.2(a).
     “Proposed Transferee” has the meaning set forth in Section 3.2(a).
     “Providence Parties” means the Providence Stockholders and any of their Affiliates to whom Common Stock is Transferred after the date hereof.
     “Registrable Securities” means all shares of Common Stock held by any Stockholder whether now owned or hereinafter acquired.
     “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the Securities and Exchange Commission under the rules and regulations promulgated under the Securities Act, including any related prospectus, amendments and supplement to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-8.
     “Rule 144 Transfer” means a Transfer pursuant to a bona fide sale pursuant to a brokers’ transaction directly with a market maker or riskless principal transaction in each case in accordance with SEC Rule 144 (including, without limitation, block trades).
     “SEC” means the Securities and Exchange Commission.
     “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
     “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
     “Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
     “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Stockholder, except for the fees and disbursements of the Selling Stockholder Counsel borne and paid by the Company as provided in Section 4.6.
     “Selling Stockholder Counsel” has the meaning set forth in Section 4.6.
     “Selling Stockholders” has the meaning set forth in Section 3.3(a).
     “Short-Form Registration” has the meaning set forth in Section 4.1(b).
     “Stockholders” has the meaning set forth in the preamble.
     “Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.
     “Tagging Stockholder” has the meaning set forth in Section 3.2(a).
     “Transfer” means, with respect to any Common Stock a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Common Stock, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred,” “Transferee,” and “Transferability” shall each have a correlative meaning. Transfer shall not include any transfers of limited partnership interests in any of the Providence Parties.
     “Transferring Stockholder” has the meaning set forth in Section 3.2(a).
     “Valid Business Reason” has the meaning set forth in Section 4.1(c).

     “Voting Agreement” means that certain Voting Agreement dated as of November ___, 2009, by and among PEP V, PEP V-A, the Founder Stockholders and MHT.
     Section 1.3. Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.
     (c) The term “including” is not limiting and means “including without limitation.”
     (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     (e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
     Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:
     Section 2.1. Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party, if not an individual, is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.
     Section 2.2. Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

     Section 2.3. Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.
ARTICLE III.
TRANSFERS OF SHARES
     Section 3.1. Limitations on Transfer of Shares.
          (a) Each Stockholder understands and agrees that the Common Stock held by such Stockholder on the date hereof have not been registered under the Securities Act and are restricted securities under the Securities Act. No Stockholder shall be entitled to Transfer any of its Common Stock at any time during the term hereof if such Transfer would:
     (i) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the applicable Transfer of Common Stock;
     (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or
     (iii) be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.
          (b) In the event of a purported Transfer by a Stockholder of any Common Stock in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.
          (c) Each certificate evidencing the Common Stock shall bear the following restrictive legend, either as an endorsement or on the face thereof:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.
          (d) In the event that the restrictive legend set forth in Section 3.1(c) has ceased to be applicable, or upon request by a Stockholder proposing to Transfer Common Stock pursuant to any Transfer permitted under this Agreement, the Company shall provide such Stockholder, or its Transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities not bearing the legend with respect to which the restriction has ceased and terminated.
     Section 3.2. Tag Along Rights.
          (a) In the case of a proposed Transfer (a “Proposed Transfer”) by any Stockholder (such transferor, a “Transferring Stockholder”) to a proposed Transferee (a “Proposed Transferee”) of Common Stock owned by such Transferring Stockholder, other than a Transfer (i) to the Company, (ii) to a Permitted Transferee, (iii) pursuant to an underwritten registered public offering, (iv) pursuant to a Rule 144 Transfer, (v) pursuant to the exercise of registration rights under Article IV, (vi) in order to comply with Section 3.3 as a Drag-Along Stockholder or (viii) pursuant to a distribution made by a Providence Party to its partners or members, each other Stockholder who exercises its rights under this Section 3.2(a) (a “Tagging Stockholder”) shall have the right to require the Transferring Stockholder to cause the Proposed Transferee to purchase from such Tagging Stockholder up to a number of its Common Stock equal to the product of (A) (x) the total number of Common Stock held by the Tagging Stockholder divided by (y) the total number of Common Stock held by all Stockholders participating in such Transfer (including the Transferring Stockholder and all other Tagging Stockholders) and (B) the aggregate number of Common Stock proposed to be Transferred to the Proposed Transferee.
          (b) The Transferring Stockholder shall give notice to each other Stockholder of a Proposed Transfer not later than ten (10) Business Days prior to the closing of the Proposed Transfer, setting forth the number of Common Stock proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and, if such consideration consists in part or in whole of property other than cash, the Transferring Stockholder shall provide such information, to the extent reasonably available to the Transferring Stockholder, relating to such non-cash consideration as the other Stockholders may reasonably request in order to evaluate such non-cash consideration), and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Stockholder shall deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 3.2 must be exercised by a Stockholder within five (5) Business Days following receipt of the notice required by the first sentence of this Section 3.2(b), by delivery of a written notice to the Transferring Stockholder indicating its desire to exercise its rights and specifying the number of Common Stock it desires to Transfer.
          (c) Any Transfer of Common Stock by a Tagging Stockholder to a Proposed Transferee pursuant to this Section 3.2 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Stockholder; provided that in order to be entitled to exercise its tag along right pursuant to this Section 3.2, each Tagging Stockholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Stockholder in connection with the Proposed Transfer (other than any non-competition or similar agreements or covenants that would bind the

Tagging Stockholder or its Affiliates), and agree to the same conditions to the Proposed Transfer as the Transferring Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Stockholder and each Tagging Stockholder severally and not jointly and that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its Common Stock and the power, authority and legal right to Transfer such Common Stock, the aggregate amount of the liability of the Tagging Stockholder shall not exceed the lesser of (i) such Tagging Stockholder’s pro rata portion of any such liability to be determined in accordance with such Tagging Stockholder’s portion of the total number of Common Stock included in such Transfer or (ii) the proceeds to such Tagging Stockholder in connection with such Transfer. Each Tagging Stockholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.
     Section 3.3. Drag Along Rights.
          (a) If Stockholders holding, in the aggregate, greater than fifty percent (50%) of the Common Stock owned by the Stockholders from time to time (the “Selling Stockholders”) agree to enter into a bona fide sale transaction which would result in the Transfer of more than fifty percent (50%) of the aggregate Common Stock (including any Common Stock held by other holders of Common Stock, including any Drag-Along Stockholders) to one or more third parties that is not a Permitted Transferee or Affiliate of any Selling Stockholder (the “Drag-Along Buyer”), the Selling Stockholders may deliver written notice (a “Drag-Along Notice”) to each other Stockholder (the “Drag-Along Stockholders”), indicating that such Selling Stockholders wish to exercise their rights under this Section 3.3 with respect to such Transfer (a “Drag-Along Election”), and setting forth the name and address of the Drag-Along Buyer, the number of Common Stock proposed to be Transferred, the proposed amount and form of the consideration, and all other known material terms and conditions offered by the Drag-Along Buyer.
          (b) Upon delivery of a Drag-Along Notice, each Drag-Along Stockholder shall be required to Transfer that percentage of its Common Stock equal to the percentage of the Common Stock held by the Selling Stockholders which are being Transferred to the Drag-Along Buyer, upon the same terms and conditions (including, without limitation, as to price, time of payment and form of consideration) as agreed by the Selling Stockholders and the Drag-Along Buyer, and shall make to the Drag-Along Buyer representations and warranties as to the unencumbered title to its Common Stock and the power, authority and legal right to Transfer such Common Stock, it being understood that such representations and warranties shall be made by each Selling Stockholder and each Drag-Along Stockholder severally and not jointly and that, the aggregate amount of the liability of the Drag-Along Stockholder shall not exceed the lesser of (i) such Drag-Along Stockholder’s pro rata portion of any such liability, to be determined in accordance with such Drag-Along Stockholder’s portion of the total number of Common Stock included in such Transfer or (ii) the proceeds to such Drag-Along Stockholder in connection with such Transfer.
          (c) In the event that any such Transfer is structured as a merger, consolidation, or similar business combination, each Drag-Along Stockholder agrees to (i) vote all of the Common Stock held by such Drag-Along Stockholder in favor of the transaction, (ii)

take such other reasonably necessary action as may be required to effect such transaction and (iii) take all action reasonably necessary to waive any dissenters, appraisal or other similar rights with respect thereto.
          (d) Solely for purposes of Section 3.3(c)(i) and in order to secure the performance of each Stockholder’s obligations under Section 3.3(c)(i), each Stockholder hereby irrevocably appoints each Selling Stockholder the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Common Stock as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Common Stock in accordance with the terms of Section 3.3(c)(i) within three (3) days of a request for such vote or written consent. Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 3.3(c)(i) with respect to the Common Stock owned by such Stockholder. Notwithstanding the foregoing, the conditional proxy granted by this Section 3.3(d) shall be deemed to be revoked upon the termination of this Agreement in accordance with its terms.
          (e) If any Drag-Along Stockholder fails to deliver to the Drag-Along Buyer the certificate or certificates evidencing Common Stock to be sold pursuant to this Section 3.3, the Selling Stockholders may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Common Stock with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100 million (the “Escrow Agent”), and the Company shall cancel on its books the certificate or certificates representing such Common Stock and thereupon all of such Drag-Along Stockholder’s rights in and to such Common Stock shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Stockholder of the certificate or certificates evidencing such Common Stock (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), the Selling Stockholders shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Stockholder.
     Section 3.4. Rights and Obligations of Transferees.
          (a) Any Transfer of Common Stock, which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if such Transferee agrees in writing that it shall, upon such Transfer, assume with respect to such Common Stock the transferor’s obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such transferor in respect of the Common Stock.
          (b) Notwithstanding the foregoing, Section 3.4(a) shall not apply to any Transfer completed pursuant to (i) a Transfer to the Company, (ii) a Transfer in order to comply with Section 3.3 as a Drag-Along Stockholder, (iii) a Registration Statement, (iv) an underwritten registered public offering or (v) a Rule 144 Transfer.
ARTICLE IV.
REGISTRATION RIGHTS
     Section 4.1. Demand Registration.
          (a) Form S-1 Demand. If at any time after the expiration of the initial lockup period following the Company’s IPO, the Company receives a request from any of the Providence Parties that the Company file a Form S-1 registration statement (the registration so requested, a “Demand Registration”), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Stockholders other than the Initiating Stockholders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Stockholders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Stockholders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Stockholders, as specified by notice given by each such Stockholder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 4.1(c), Section 4.1(d) and Section 4.3.
          (b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any of the Providence Parties or either of the Founder Stockholders that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Stockholders having an anticipated aggregate offering price, net of Selling Expenses, of at least one million dollars ($1,000,000) (the registration so requested, a “Short-Form Registration”), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Stockholders other than the Initiating Stockholders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Stockholders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Stockholders, as specified by notice given by each such Stockholder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 4.1(c), Section 4.1(d) and Section 4.3.
          (c) Notwithstanding the foregoing obligations, if the Company furnishes to the Initiating Stockholders a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; or (ii) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each of clauses (i) and (ii), a “Valid Business Reason”), then the Company shall have the right to defer taking action with respect to such filing until five (5) days after such Valid Business Reason no longer exists, but in no event for more than one hundred twenty (120) days after the request of the Initiating Stockholders is given; provided, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such period of postponement other than an Excluded Registration.
          (d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Initiating Stockholders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 4.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 4.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) Short-Form Registrations pursuant to Section 4.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 4.1(d) until such time as the applicable registration statement has been declared effective by the SEC.
     Section 4.2. Piggyback Registrations. If the Company proposes to register (including, for this purpose, a registration effected by the Company for any Stockholders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration) the Company shall, at such time, promptly give each Stockholder notice of such registration. Upon the request of each Stockholder given within twenty (20) days after such notice is given by the Company (such notice, a “Piggyback Notice”), the Company shall, subject to the provisions of Section 4.3, cause to be registered all of the Registrable Securities that each such Stockholder has requested to be included in such registration. There is no limitation on the number of such piggyback registrations pursuant to the preceding sentence which the Company is obligated to effect. In accordance with the provisions of this Article IV, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 before the effective date of such registration, whether or not any Stockholder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.6. No registration under this Section 4.2 shall relieve the Company of its obligation to effect Demand Registrations under Section 4.1(a) or Short-Form Registrations under Section 4.1(b).
     Section 4.3. Underwriting Requirements.
          (a) If, pursuant to Section 4.1, the Initiating Stockholders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 4.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Stockholders, subject only to the reasonable approval of the Company. In such event, the right of any Stockholder to include such Stockholder’s Registrable Securities in such registration shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 4.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 4.3, if the managing underwriter advises the Initiating Stockholders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Stockholders shall so advise all Stockholders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Stockholders of Registrable Securities, including the Initiating Stockholders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Stockholder or in such other proportion as shall mutually be agreed to by all such selling Stockholders; provided, that the number of Registrable Securities held by the Stockholders to be included in such underwriting shall not be reduced unless all other Common Stock are first entirely excluded from the underwriting.
          (b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 4.2, the Company shall not be required to include any of the Stockholders’ Registrable Securities in such underwriting unless the Stockholders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Stockholders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Stockholder or in such other proportions as shall mutually be agreed to by all such selling Stockholders. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other Common Stock (other than Common Stock to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 4.3(b) concerning apportionment, for any selling Stockholder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Stockholder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Stockholder,” and any pro rata reduction with respect to such “selling

Stockholders shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Stockholder,” as defined in this sentence.
          (c) For purposes of Section 4.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 4.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Stockholders have requested to be included in such registration statement are actually included.
     Section 4.4. Obligations of the Company. Whenever required under this Article IV to effect the registration of any Registrable Securities, the Company shall:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Stockholders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Stockholder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
          (b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement as expeditiously as reasonably possible, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
          (c) furnish to the selling Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Stockholders may reasonably request in order to facilitate their disposition of their Registrable Securities;
          (d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Stockholders; provided, that the Company shall not be required to qualify to do business or subject itself to taxation in any such states or jurisdictions or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

          (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
          (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
          (h) promptly make available for inspection by the selling Stockholders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Stockholders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
          (i) notify each selling Stockholder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
          (j) after such registration statement becomes effective, promptly notify each selling Stockholder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
     Section 4.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article IV with respect to the Registrable Securities of any selling Stockholder that such Stockholder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Stockholder’s Registrable Securities.
     Section 4.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Article IV, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one (1) counsel for the selling Stockholders (“Selling Stockholder Counsel”), shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Article IV shall be borne and paid by the Stockholders pro rata on the basis of the number of Registrable Securities registered on their behalf.
     Section 4.7. Delay of Registration. No Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.

     Section 4.8. Indemnification. If any Registrable Securities are included in a registration statement under this Article IV:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Stockholder, and the partners, members, officers, directors, and stockholders of each such Stockholder; legal counsel and accountants for each such Stockholder; any underwriter (as defined in the Securities Act) for each such Stockholder; and each Person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Stockholder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, that the indemnity agreement contained in this Section 4.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Stockholder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration including without limitation the information set forth on the Principal and Selling Stockholder table with respect to such Stockholder.
          (b) To the extent permitted by law, each selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Stockholder selling securities in such registration statement, and any controlling Person of any such underwriter or other Stockholder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Stockholder expressly for use in connection with such registration; and each such selling Stockholder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, that the indemnity agreement contained in this Section 4.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Stockholder by way of indemnity or contribution under Sections 4.8(b) and 4.8(d) exceed the proceeds from the offering received by such Stockholder (net of any Selling Expenses paid by such Stockholder), except in the case of fraud or willful misconduct by such Stockholder.
          (c) Promptly after receipt by an indemnified party under this Section 4.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.8.
          (d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 4.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 4.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 4.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that, in any such case, (x) no Stockholder will be required to contribute any amount in excess of the proceeds received from such Registrable Securities offered and sold by such Stockholder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Stockholder’s liability pursuant to this Section 4.8(d), when combined with the amounts paid or payable by such Stockholder pursuant to Section 4.8(b), exceed the proceeds from the offering received by such Stockholder (net of any Selling Expenses paid by such Stockholder), except in the case of willful misconduct or fraud by such Stockholder.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Stockholders under this Section 4.8 shall survive the completion of any offering of Registrable Securities in a registration under this Article IV, and otherwise shall survive the termination of this Agreement.
     Section 4.9. Reports Under Exchange Act. With a view to making available to the Stockholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Stockholder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
          (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;
          (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
          (c) furnish to any Stockholder, so long as the Stockholder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the date of this Agreement), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, only to the extent not otherwise publicly available or provided to all stockholders generally; and (iii) such other information as may be reasonably requested in availing any Stockholder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
     Section 4.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Providence Parties, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Stockholders that are included or (ii) to initiate a demand for registration of any Common Stock held by such holder or prospective holder.

     Section 4.11. “Market Stand-off” Agreement. Each Stockholder hereby severally and not jointly agrees with the Company, and not with or for the benefit of any other Stockholder, that for so long as such Stockholder owns at least 2% of the aggregate shares of the Common Stock issued and outstanding, that if and when requested by an underwriter in connection with any registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 (whether for its own account or for any of its stockholders), such Stockholder will deliver a customary lock-up agreement containing terms consistent with the following: that such Stockholder will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 (whether for its own account or for any of its stockholders), and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) from the date of this Agreement, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA or NASD rules, for an additional period of up to seventeen (17) days if the Company issues or proposes to issue an earnings or other public release within seventeen (17) days of the expiration of the 180-day lockup period, or (y) ninety (90) days in the case of any registration after the date of this Agreement, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA or NASD rules, for an additional period of up to seventeen (17) days if the Company issues or proposes to issue an earnings or other public release within seventeen (17) days of the expiration of the 90-day lockup period): (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 4.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Stockholders only if all officers and directors are subject to the same restrictions and the Company causes all stockholders individually owning more than two percent (2%) of the Company’s outstanding Common Stock to enter into a similar agreement. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Stockholders subject to such agreements, based on the number of shares subject to such agreements. The provisions of this Section 4.11, if enforced by the Company, may only be enforced by action of the independent directors of the Board of Directors of the Company.

     Section 4.12. Termination of Registration Rights. The right of any Stockholder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 4.1 or Section 4.2 shall terminate upon the fifth anniversary of the date of this Agreement.
ARTICLE V.
GENERAL PROVISIONS
     Section 5.1. Waiver by Stockholders. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Governing Documents in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the Governing Documents, this Agreement shall constitute a waiver by each Stockholder, to the fullest extent permissible under applicable laws, of any right such Stockholder may have pursuant to the Governing Documents that is inconsistent with this Agreement.
     Section 5.2. Assignment; Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, that no right or obligation under this Agreement may be assigned without the prior written consent of the other parties hereto except as expressly provided herein (including in connection with a Transfer of Registrable Securities in accordance herewith); provided, however, the rights of any Providence Stockholder pursuant to Article IV shall be automatically assigned, without the need for any prior consent, with respect to any Registrable Security that is Transferred if (x) the Company is, within a reasonable time after such Transfer, furnished with written notice of the name and address of such Transferee and the Registrable Securities with respect to which such rights are being Transferred; and (y) such Transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of Article IV. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any assignment of rights or obligations in violation of this Section 5.2 shall be null and void.
     Section 5.3. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Stockholder, Affiliated Director or Affiliated Officer of the Company or any of their respective officers, directors, agents, Stockholders, members, partners, Affiliates and Subsidiaries (other than the Company and its Subsidiaries) (each a “Affiliated Party”), even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and such Person shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its Subsidiaries or Stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such Person who is a director or officer of the Company, such business opportunity (x) is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company and (y) is not separately offered to a Affiliated Party by a party other than such director or officer.
     Section 5.4. Termination. Article IV of this Agreement shall terminate as set forth in such Article. The remainder of this Agreement shall automatically terminate on the seven (7) month anniversary of the date of this Agreement, provided that Section 5.3 shall survive such termination until the Providence Parties and their Permitted Transferees cease to own any Common Stock and there are no Affiliated Directors or Affiliated Officers of the Company.
     Section 5.5. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 5.6. Entire Agreement. This Agreement, the Voting Agreement and the Governing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. There are no representations, warranties, promises, inducements, covenants or undertakings relating to Common Stock, other than those expressly set forth or referred to herein, in the Voting Agreement or in the Governing Documents.
     Section 5.7. Amendment. This Agreement may not be amended, modified, supplemented or waived except by the unanimous written approval of the Stockholders.
     Section 5.8. Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.
     Section 5.9. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.
     Section 5.10. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the Stockholder at the address set forth in the records of the Company or at such other address as such Stockholder shall have furnished to the Company in writing as the address to which notice are to be sent hereunder.
     If to Company, to:
Archipelago Learning, Inc.
3400 Carlisle Street, Suite 345
Dallas, Texas 75204
Attention:      Tim McEwen
Telephone:     (800) 419-3191
Facsimile:      (866) 515-9145
Email:            tim.mcewen@archlearning.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention:      Kevin J. Sullivan
Telephone:    (617) 772-8348
Facsimile:     (617) 772-8333
Email:           kevin.sullivan@weil.com
     Section 5.11. Governing Law. THIS AGREEMENT AND ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) OR THE SUBJECT MATTER HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS LAW.
     Section 5.12. Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
     Section 5.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION

WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.13 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.
     Section 5.14. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
     Section 5.15. Securities Filings. To the extent required by law or requested by the Providence Parties, the Stockholders will cooperate with each other, and as reasonably necessary with the Company, with respect to any filings that may be required to be made jointly under the Securities Act or the Exchange Act. In addition, each of the Stockholders will consult with the Providence Parties, and as reasonably necessary with the Company, prior to making any filings under the Securities Act or the Exchange Act in advance of making any such filings in order to provide the Providence Parties sufficient and appropriate time to discuss any such proposed filings with such Stockholder.
     Section 5.16. No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ARCHIPELAGO LEARNING, INC.
By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS V L.P.
By:	Providence Equity Partners GP V L.P.,
Its General Partner

By:	Providence Equity Partners V L.L.C.,
Its General Partner

By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS V-A L.P.
By:	Providence Equity Partners GP V L.P.,
Its General Partner

By:	Providence Equity Partners V L.L.C.,
Its General Partner

By:
Name:
Title:

[Signature Pages to Stockholders Agreement]

Cameron Chalmers

David Muzzo

MHT-SI, L.P.
By:	MHT-SI GP, LLC,
Its General Partner

By:
	Name:	Shawn D. Terry
	Title:	Manager

Jeanne Bodnar

[Signature Pages to Stockholders Agreement]